EXHIBIT 16





                                                 YIELD CALCULATION

We calculate our "yield" and "effective yield" based on the number of days in the period for which the calculation is made ("base period"). Our "yield" is computed by determining the net change for the base period (exclusive of capital charges) in the value of a hypothetical preexisting account having a balance of one share at the start of the base period by subtracting this value from the value of the account at the end of the base period and dividing the result by the account's beginning value to come up with a "base period return" which is then multiplied by 365 over the number of days in the base period. "Effective yield" is determined by compounding the "base period return" by adding one, raising the sum to a power equal to 365 divided by the number of days in the base period and subtracting one from the result. An example follows for the seven-day period ended June 30, 1996 of the calculation of both "yield" and "effective yield":

Value of hypothetical account with
   exactly one share at beginning of
   base period                                                     $1.000000000
--------------------------------------------------------------------------------

Value of same account at end of base
 period                                                            $ 1.000880495

  Net change in account value                                     $   .000880495



Base period return (net change in
   account value divided by the
   beginning account val                                             .000880495%
--------------------------------------------------------------------------------

"Yield" [base period return
   times (366 divided by 7)]                                               4.50%
--------------------------------------------------------------------------------

"Effective yield" [(base period
   return + 1) 366/7] - 1                                                  4.60%

On June 30, 1996, our portfolio had a dollar-weighted life to maturity of 49.2 days.